Exhibit 10.25

Datalink Corporation

8170 Upland Circle

Chanhassen, Minnesota  55317

October 31, 2005

Messrs. Charles B. Westling and Daniel J. Kinsella and Ms. Mary E. West

Datalink Corporation

8170 Upland Circle

Chanhassen, Minnesota  55317

                Re:          Correction to Restricted Stock Award Agreements dated August 13, 2004

Dear Charlie, Dan and Mary:

                Based upon our discussions, and review of the minutes from the compensation committee meetings, we have mutually determined that a mistake was made in the drafting of some of the vesting language in your restricted stock agreements.  I am writing to confirm everyone’s agreement to both acknowledge and correct this error, effective as of August 13, 2004, the original creation date of the agreements.

                Specifically, we have agreed that the definition of “Return on Invested Capital” in the restricted stock agreements was originally intended to read as follows:

                (n)           “Return on Invested Capital” means, as of any particular Determination Date, a fraction (expressed as a percentage), the numerator of which is the two times the amount of positive net income of the Company (as adjusted in accordance with the following sentence) for the two consecutive fiscal quarters ended on the Determination Date, and the denominator of which is the sum of (x) the Company’s total stockholders’ equity as of ~~the Determination Date~~ March 31, 2004 (as adjusted in accordance with the second sentence below) and (y) the Company’s long-term debt as of the Determination Date, in each case, as such financial metrics (except as to the adjustments in the next two sentences) are Publicly Announced by the Company.  For purposes of the prior sentence, the Publicly Announced net income amount for the applicable two consecutive fiscal quarters shall be increased by (i) any stock option expense or amortization amount charged during such quarters that relates to option or other equity grants made prior to the Grant Date and (ii) any restricted stock expense or amortization amount charged during such quarters on account of vesting of any Restricted Stock pursuant to Sections 5(b) or 5(c) of this Agreement or the similar provisions of any other similar restricted stock grant agreement.  Further, for purposes of the first sentence, the Publicly Announced total stockholders’ equity as of ~~the Determination Date~~ March 31, 2004 shall be increased by an amount equal to the positive net income of the Company (as adjusted in accordance with the preceding sentence) for the two consecutive fiscal quarters ended on the Determination Date.

                If the above corrections are consistent with your understanding, please indicate by your signature below.

Very truly yours,	The correction is agreed to and accepted:

Datalink Corporation

Charles B. Westling
By
Greg R. Meland, Chief Executive Officer

Daniel J. Kinsella

Mary E. West